UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2023

JASPER THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39138	84-2984849
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Bridge Pkwy Suite #102
Redwood City, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 549-1400

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Voting Common Stock, par value $0.0001 per share	JSPR	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Voting Common Stock at an exercise price of $11.50	JSPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 20, 2023, the Board of Directors (the “Board”) of Jasper Therapeutics, Inc. (the “Company”) appointed Scott Brun, M.D., as a Class I director of the Company. Dr. Brun was also appointed to serve as Chairperson of the Company’s Research and Development Committee and as a member of the Company’s Compensation Committee.

Dr. Brun, age 55, is currently President at Gold Mast Consulting, LLC, an advisory firm he founded in 2019 to provide technical advice and strategic guidance related to biopharmaceutical research and development, pipeline portfolio management, commercialization of new therapeutics and strategic communications related to R&D activities. Dr. Brun serves as a Venture Partner at Abingworth LLP and a Senior Medical Advisor to Launch Therapeutics. Prior to his current roles, Dr. Brun had two decades of experience in various leadership roles at AbbVie, Inc., including 15 years at the predecessor company, Abbott Laboratories. The majority of his career has been focused on leading teams and clinical development organizations across a broad variety of therapeutic areas including autoimmune, neurologic, and renal among others. He was most recently Corporate Vice President of Scientific Affairs and Head of AbbVie Ventures, a corporate venture fund responsible for investment opportunities within AbbVie’s R&D therapeutic areas as well as technology platforms of interest from March 2016 to March 2019. Previously, Dr. Brun served as Corporate Vice President and Head of Pharmaceutical Development at AbbVie from November 2013 to March 2016. During his tenure at AbbVie, Dr. Brun oversaw a global organization with responsibilities for AbbVie’s entire portfolio of early and late-stage clinical pre-registration pipeline compounds as well as marketed compounds within oncology, neurology, immunology, renal, infectious disease, and women’s and men’s health therapeutic areas. Prior to joining AbbVie, Dr. Brun spent over 15 years at Abbott Laboratories, where he held positions of increasing leadership responsibility in drug development within the R&D organization. Dr. Brun is a member of the boards of directors of Axial Biotherapeutics, Inc. and Trishula Therapeutics, Inc., both private, clinical-stage biopharmaceutical companies, Forte Biosciences, Inc. (Nasdaq: FBRX), a preclinical-stage company focused on autoimmune diseases, and Cabaletta Bio, Inc. (Nasdaq: CABA), a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies for autoimmune diseases. Previously, Dr. Brun served as a Senior Advisor to the business development team at Horizon Therapeutics plc (Nasdaq: HZNP) from 2020 to 2023. Dr. Brun received his B.S. in Biochemistry from the University of Illinois at Urbana-Champaign and earned his M.D. from the Johns Hopkins University School of Medicine. He completed his residency in ophthalmology at the Massachusetts Eye and Ear Infirmary, Harvard Medical School.

In connection with his appointment to the Board, in accordance with the Company’s Non-Employee Director Compensation Policy, which was filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 8, 2023 (as may be amended or restated from time to time, the “Non-Employee Director Compensation Policy”), on June 20, 2023, the effective date of his appointment to the Board, Dr. Brun is being granted an option to purchase 94,000 shares of the Company’s voting common stock, of which 25% of the total number of shares subject to the option shall vest on the one year anniversary of the date of grant and 1/48th of the total number of shares subject to the option shall vest monthly thereafter, in each case subject to Dr. Brun’s continuous service to the Company on and through each applicable vesting date. The option will have an exercise price per share equal to the closing price of the Company’s voting common stock on the date of grant. As a non-employee director, Dr. Brun will also be entitled to receive the Company’s standard cash retainers for membership on the Board and any committees of the Board on which he may serve, as set forth in the Non-Employee Director Compensation Policy.

The Company has also entered into an indemnification agreement with Dr. Brun in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Dr. Brun and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Brun has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Effective June 20, 2023, Lawrence Klein resigned as a member of the Board. Mr. Klein’s resignation from the Board is not the result of any dispute or disagreement with the Company on any matter relating to its operations, policies or practices.

Item 8.01. Other Events.

On June 20, 2023, the Company issued a press release announcing the appointment of Dr. Brun to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated June 20, 2023.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASPER THERAPEUTICS, INC.

Date: June 20, 2023	By:	/s/ Jeet Mahal
		Name:	Jeet Mahal
		Title:	Chief Operating Officer and Chief Financial Officer

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